Exhibit 23.1



The Board of Directors and Shareholders
Superior Energy Services, Inc.:

We consent to incorporation by reference in the registration statement on form S-3 of Superior Energy Services, Inc. of our report dated March 15, 1996, relating to the consolidated balance sheets of Superior Energy Services, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. Our report refers to the adoption in 1995 of the methods  of  accounting  for  the  impairment  of long-lived assets and for long-lived assets to be disposed of prescribed by Financial Accounting Standards No. 121.

We also consent to the reference to our firm under the heading "Experts" in the prospectus.


                                   /s/ KPMG Peat Marwick LLP
                                   KPMG PEAT MARWICK LLP

New Orleans, Louisiana
February 27, 1997